Exhibit 99.1

News Release

RAYONIER REPORTS THIRD QUARTER 2024 RESULTS

•Third quarter net income attributable to Rayonier of $28.8 million ($0.19 per share) on revenues of $195.0 million
•Third quarter pro forma net income of $18.1 million ($0.12 per share)
•Third quarter operating income of $27.6 million, pro forma operating income of $28.5 million, and Adjusted EBITDA of $71.8 million
•Year-to-date cash provided by operations of $173.8 million and cash available for distribution (CAD) of $105.7 million
•Updating full-year Adjusted EBITDA guidance to reflect current outlook and disposition activity announced concurrent with this release
WILDLIGHT, FL — November 6, 2024 — Rayonier Inc. (NYSE:RYN) today reported third quarter net income attributable to Rayonier of $28.8 million, or $0.19 per share, on revenues of $195.0 million. This compares to net income attributable to Rayonier of $19.2 million, or $0.13 per share, on revenues of $201.6 million in the prior year quarter.
The third quarter results included $12.0 million of net recoveries associated with legal settlements,1 $0.9 million of costs related to disposition initiatives,2 and a $0.3 million pension settlement charge.3 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,4 third quarter pro forma net income5 was $18.1 million, or $0.12 per share. This compares to pro forma net income5 of $19.2 million, or $0.13 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2024		September 30, 2023
	$	EPS	$	EPS

Revenues	$195.0		$201.6

Net income attributable to Rayonier	$28.8	$0.19	$19.2	$0.13
Net recovery on legal settlements[1]	(12.0)	(0.08)	—	—
Costs related to disposition initiatives[2]	0.9	0.01	—	—
Pension settlement charge[3]	0.3	—	—	—
Pro forma net income adjustments attributable to noncontrolling interests[4]	0.1	—	—	—
Pro forma net income[5]	$18.1	$0.12	$19.2	$0.13

Third quarter operating income was $27.6 million versus $35.4 million in the prior year period. Third quarter operating income included $0.9 million of costs related to disposition initiatives.2 Excluding this item, pro forma operating income5 was $28.5 million. This compares to pro forma operating income5 of $35.4 million in the prior year period. Third quarter Adjusted EBITDA5 was $71.8 million versus $78.9 million in the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss),5 and Adjusted EBITDA5 for the current quarter and comparable prior year period:

	Three Months Ended September 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[5]		Adjusted EBITDA[5]
(millions of dollars)	2024	2023	2024	2023	2024	2023
Southern Timber	$19.8	$18.6	$19.8	$18.6	$37.9	$37.8
Pacific Northwest Timber	0.8	(0.6)	0.8	(0.6)	8.7	7.8
New Zealand Timber	8.9	17.6	8.9	17.6	14.6	23.5
Real Estate	8.6	9.2	8.6	9.2	19.9	18.9
Trading	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Corporate and Other	(10.5)	(9.4)	(9.6)	(9.4)	(9.2)	(9.0)
Total	$27.6	$35.4	$28.5	$35.4	$71.8	$78.9

Year-to-date cash provided by operating activities was $173.8 million versus $208.9 million in the prior year period. Year-to-date cash available for distribution (CAD)5 was $105.7 million, which decreased $9.1 million versus the prior year period due to lower Adjusted EBITDA5 ($19.2 million) and higher cash taxes paid ($0.8 million), partially offset by lower cash interest paid (net) ($11.0 million).
“We delivered solid operational results in the third quarter, despite macroeconomic challenges that continue to adversely impact our timber businesses,” said Mark McHugh, President and CEO. “We achieved total Adjusted EBITDA of $71.8 million, representing a 9% decrease versus the prior year quarter, primarily driven by a lower contribution from our New Zealand Timber segment.”
“In our Southern Timber segment, Adjusted EBITDA was comparable to the prior year quarter, as significantly higher non-timber income was largely offset by a 13% decline in harvest volumes and 3% lower weighted-average net stumpage realizations. In our Pacific Northwest Timber segment, Adjusted EBITDA improved 12% versus the prior year quarter, as a 10% increase in harvest volumes and favorable costs were partially offset by a 7% decrease in weighted-average net stumpage realizations. In our New Zealand Timber segment, Adjusted EBITDA declined 38% relative to the prior year quarter, primarily driven by lower carbon credit sales and a 16% decrease in weighted-average net stumpage realizations due to elevated shipping costs.”
“In our Real Estate segment, Adjusted EBITDA improved 5% versus the prior year quarter, as higher per-acre prices were partially offset by lower acres sold.”
“During the third quarter, we also significantly advanced our $1 billion disposition initiative, which led to the closing of several large transactions following the end of the quarter. Additional details regarding our recent disposition activity have been provided in a separate press release issued concurrent with this release.”
Southern Timber
Third quarter sales of $62.0 million decreased $2.0 million, or 3%, versus the prior year period. Harvest volumes decreased 13% to 1.57 million tons versus 1.81 million tons in the prior year period, primarily driven by wet ground conditions that constrained production as well as softer demand from lumber mills. Average pine sawtimber stumpage realizations decreased 5% to $27.46 per ton versus $28.85 per ton in the prior year period, primarily due to softer demand from sawmills and an unfavorable geographic mix. Average pine pulpwood stumpage realizations increased 4% to $17.21 per ton versus $16.54 per ton in the prior year period, primarily driven by improved demand from pulp mills and weather-related constraints on competing supply in certain markets. Overall, weighted-average net stumpage realizations (including hardwood) decreased 3% to $20.77 per ton versus $21.48 per ton in the prior year period. Non-timber sales of $16.7 million increased $6.8 million versus the prior year period, primarily driven by higher pipeline easement revenues and growth in our land-based solutions business. Operating income of $19.8 million increased $1.2 million versus the prior year period as higher non-timber income ($6.2 million) and lower costs ($0.1 million) were partially offset by lower
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

volumes ($2.6 million), higher depletion expense ($1.4 million), and lower net stumpage realizations ($1.1 million).
Third quarter Adjusted EBITDA5 of $37.9 million was $0.2 million above the prior year period.
Pacific Northwest Timber
Third quarter sales of $27.2 million decreased $2.1 million, or 7%, versus the prior year period. Harvest volumes increased 10% to 319,000 tons versus 290,000 tons in the prior year period. Average delivered prices for domestic sawtimber decreased 12% to $95.27 per ton versus $108.20 per ton in the prior year period due to a combination of weaker demand from domestic lumber mills and an unfavorable species / product mix, as a lower proportion of Douglas-fir sawtimber was harvested in the current year period. Average delivered pulpwood prices decreased 9% to $30.14 per ton versus $33.09 per ton in the prior year period, primarily due to softer mill demand in the region. Operating income of $0.8 million versus an operating loss of $0.6 million in the prior year period was driven by lower depletion expense ($1.3 million), lower costs ($0.8 million), and higher volumes ($0.4 million), partially offset by lower net stumpage realizations ($1.1 million).
Third quarter Adjusted EBITDA5 of $8.7 million was 12%, or $0.9 million, above the prior year period.
New Zealand Timber
Third quarter sales of $66.8 million decreased $3.7 million, or 5%, versus the prior year period. Sales volumes decreased 1% to 686,000 tons versus 690,000 tons in the prior year period. Average delivered prices for export sawtimber increased 10% to $104.48 per ton versus $95.23 per ton in the prior year period, as higher shipping costs were partially passed on to export customers through increased prices. Average delivered prices for domestic sawtimber increased 2% to $64.89 per ton versus $63.45 per ton in the prior year period. Despite higher delivered log prices, net stumpage realizations declined 16% versus the prior year quarter, largely due to elevated shipping and production costs. Third quarter non-timber / carbon credit sales totaled $8.9 million versus $15.6 million in the prior year period, primarily due to a lower volume of carbon credits sold as compared to the prior year period. Operating income of $8.9 million decreased $8.6 million versus the prior year period due to lower carbon credit income ($6.6 million), lower net stumpage realizations ($2.6 million), higher costs ($0.2 million), and lower volumes ($0.1 million), partially offset by favorable foreign exchange impacts ($0.5 million) and lower depletion rates ($0.3 million).
Third quarter Adjusted EBITDA5 of $14.6 million was 38%, or $8.9 million, below the prior year period.
Real Estate
Third quarter sales of $30.1 million decreased $1.1 million versus the prior year period, while operating income of $8.6 million decreased $0.6 million versus the prior year period. Sales and operating income decreased versus the prior year period due to lower acres sold (2,916 acres sold versus 4,281 acres sold in the prior year period), partially offset by higher weighted-average prices ($8,835 per acre versus $5,781 per acre in the prior year period).
Improved Development sales of $12.0 million included $7.9 million from the Wildlight development project north of Jacksonville, Florida, $3.6 million from the Heartwood development project south of Savannah, Georgia, and $0.5 million from the sale of an industrial-use parcel in Kitsap County, Washington ($266,000 per acre). Sales in Wildlight consisted of two residential pod sales totaling 104 acres for $7.7 million ($74,000 per acre) and two small non-residential sales totaling $0.2 million. Sales in Heartwood consisted of an 8.8-acre commercial parcel for $3.6 million ($410,000 per acre). This compares to Improved Development sales of $3.1 million in the prior year period.
Rural sales of $13.8 million consisted of 2,800 acres at an average price of $4,916 per acre. This compares to prior year period sales of $20.5 million, which consisted of 3,799 acres at an average price of $5,386 per acre.
There were no Timberland & Non-Strategic sales in the third quarter. This compares to prior year period sales of $1.1 million, which consisted of 466 acres at an average price of $2,266 per acre.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Third quarter Adjusted EBITDA5 of $19.9 million increased $1.1 million versus the prior year period.
Trading
Third quarter sales of $9.0 million increased $2.2 million versus the prior year period, primarily due to higher volumes and prices. Sales volumes of 76,000 tons increased 24% versus the prior year period. The Trading segment generated an operating loss of $0.1 million, which was consistent with the prior year period.
Other Items
Third quarter corporate and other operating expenses of $10.5 million increased $1.1 million versus the prior year period, primarily due to $0.9 million of costs related to disposition initiatives2 and higher compensation and benefits expenses, partially offset by lower professional services fees.
Third quarter interest expense of $10.0 million decreased $2.6 million versus the prior year period, primarily due to lower average outstanding debt.
Third quarter income tax expense decreased $0.5 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“Based on our year-to-date results and our expectations for the fourth quarter, we now expect full-year net income attributable to Rayonier of $343 to $359 million, EPS of $2.30 to $2.40, pro forma EPS of $0.36 to $0.40, and Adjusted EBITDA of $275 to $290 million,” added McHugh. “Our revised expectations for the year reflect slightly lower harvest volumes due to our recently announced timberland dispositions. As communicated previously, our prior financial guidance excluded the potential impact of 2024 asset sales as part of the $1 billion disposition target that we announced in November 2023. Our revised guidance reflects the impact of removing forecasted harvest volume from the disposition properties, as harvesting activities generally ceased on these properties around mid-year in preparation for the sale process.”
“In our Southern Timber segment, we now expect full-year harvest volumes of approximately 7.0 million tons and Adjusted EBITDA slightly below the lower end of our prior guidance range due to the disposition of approximately 91,000 acres in Oklahoma as well as weather-related impacts in certain markets. In our Pacific Northwest Timber segment, we now expect full-year harvest volumes of approximately 1.2 million tons and Adjusted EBITDA slightly below the lower end of our prior guidance range due to the disposition of approximately 109,000 acres in Washington. In our New Zealand Timber segment, we expect full-year harvest volumes in line with our prior guidance of 2.4 to 2.5 million tons, while we expect Adjusted EBITDA modestly below our prior guidance range due to lower carbon credit sales, softer export markets, and elevated shipping costs. In our Real Estate segment, we continue to expect strong fourth quarter closing activity and full-year Adjusted EBITDA within our prior guidance range, contingent on the timing of several large transactions.”

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Conference Call
A conference call and live audio webcast will be held on Thursday, November 7, 2024 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Friday, December 6, 2024, by dialing 800-395-6236 (domestic) or 203-369-3270 (international), passcode: 4077.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Net recovery on legal settlements" reflects the net gain from litigation regarding insurance claims.
2"Costs related to disposition initiatives" include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
3"Pension settlement charge" reflects the net loss recognized in connection with the termination and settlement of the Company’s pension plans.
4"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
5"Pro forma net income," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2024, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.84 million acres), U.S. Pacific Northwest (417,000 acres) and New Zealand (411,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and escalating tensions between China and Taiwan as well as in the Middle East; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third-party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2024 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
SALES	$195.0	$173.6	$201.6	$536.7	$589.5
Costs and Expenses
Cost of sales	(147.2)	(138.7)	(145.6)	(419.1)	(463.2)
Selling and general expenses	(18.3)	(20.6)	(18.9)	(57.9)	(54.7)
Other operating expense, net	(1.9)	(1.9)	(1.7)	(3.4)	(5.5)
OPERATING INCOME	27.6	12.4	35.4	56.3	66.1
Interest expense, net	(10.0)	(9.8)	(12.6)	(29.6)	(36.7)
Interest and other miscellaneous income, net	12.8	0.9	0.5	8.8	21.7
INCOME BEFORE INCOME TAXES	30.4	3.5	23.3	35.5	51.1
Income tax (expense) benefit	—	(0.5)	(0.6)	0.3	(1.8)
NET INCOME	30.4	3.0	22.7	35.8	49.3
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.3)	—	(0.3)	(0.5)	(0.8)
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(1.3)	(1.1)	(3.2)	(3.3)	(1.9)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$28.8	$1.9	$19.2	$32.0	$46.6
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.19	$0.01	$0.13	$0.22	$0.31
Diluted earnings per share attributable to Rayonier Inc.	$0.19	$0.01	$0.13	$0.21	$0.31

Pro forma net income per share (a)	$0.12	$0.02	$0.13	$0.19	$0.19

Weighted Average Common Shares used for determining
Basic EPS	148,984,534	148,910,214	148,274,209	148,821,306	147,959,983
Diluted EPS (b)	151,292,994	151,268,289	151,036,253	151,312,818	151,031,529

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of September 30, 2024, there were 149,000,336 common shares and 2,009,522 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2024 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$74.2	$207.7
Assets held for sale	106.2	9.9
Other current assets	96.7	99.3
Timber and timberlands, net of depletion and amortization	2,848.3	3,004.3
Higher and better use timberlands and real estate development investments	139.0	105.6
Property, plant and equipment	44.5	46.1
Less - accumulated depreciation	(20.1)	(19.1)
Net property, plant and equipment	24.4	27.0
Restricted cash	3.0	0.7
Right-of-use assets	94.0	95.5
Other assets	93.4	97.6
	$3,479.2	$3,647.6
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt	22.0	—
Other current liabilities	117.5	140.3
Long-term debt	1,285.2	1,365.8
Long-term lease liability	87.0	87.7
Other non-current liabilities	100.0	94.5
Noncontrolling interests in the operating partnership	64.7	81.7
Total Rayonier Inc. shareholders’ equity	1,787.0	1,860.5
Noncontrolling interests in consolidated affiliates	15.8	17.1
Total shareholders’ equity	1,802.8	1,877.6
	$3,479.2	$3,647.6

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
September 30, 2024 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2024	148,299,117	$1,497.7	$338.2	$24.6	$17.1	$1,877.6
Net income	—	—	1.4	—	0.9	2.3
Dividends ($0.285 per share)	—	—	(42.8)	—	—	(42.8)
Issuance of shares under incentive stock plans	752	—	—	—	—	—
Stock-based compensation	—	3.2	—	—	—	3.2
Adjustment of noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Other (a)	349,452	11.4	—	(2.2)	(3.6)	5.6
Balance, March 31, 2024	148,649,321	$1,512.3	$296.5	$22.4	$14.4	$1,845.6
Net income	—	—	1.9	—	1.1	3.0
Dividends ($0.285 per share)	—	—	(42.5)	—	—	(42.5)
Issuance of shares under incentive stock plans	396,849	—	—	—	—	—
Stock-based compensation	—	4.9	—	—	—	4.9
Adjustment of noncontrolling interests in the operating partnership	—	—	8.1	—	—	8.1
Other (a)	(66,752)	(2.2)	—	5.4	(1.2)	2.0
Balance, June 30, 2024	148,979,418	$1,515.0	$264.0	$27.8	$14.3	$1,821.1
Net income	—	—	29.1	—	1.3	30.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Dividends ($0.285 per share)	—	—	(42.4)	—	—	(42.4)
Issuance of shares under incentive stock plans	848	—	—	—	—	—
Stock-based compensation	—	3.9	—	—	—	3.9
Adjustment of noncontrolling interests in the operating partnership	—	—	(6.5)	—	—	(6.5)
Other (a)	20,070	0.6	—	(4.2)	0.2	(3.4)
Balance, September 30, 2024	149,000,336	$1,519.5	$243.9	$23.6	$15.8	$1,802.8

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2023	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	—	—	—	—	—
Net income (loss)	—	—	8.5	—	(1.1)	7.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	1,564	—	—	—	—	—
Stock-based compensation	—	2.5	—	—	—	2.5
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Other (a)	728,384	23.8	—	(14.8)	—	9.0
Balance, March 31, 2023	148,012,979	$1,489.3	$330.3	$21.0	$14.2	$1,854.8
Net income (loss)	—	—	19.3	—	(0.2)	19.1
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	372,149	—	—	—	—	—
Stock-based compensation	—	4.3	—	—	—	4.3
Adjustment of noncontrolling interests in the operating partnership	—	—	4.3	—	—	4.3
Other (a)	(116,685)	(3.9)	—	3.3	(0.7)	(1.3)
Balance, June 30, 2023	148,268,443	$1,489.7	$311.4	$24.3	$13.3	$1,838.7
Net income	—	—	19.5	—	3.2	22.7
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Dividends ($0.285 per share)	—	—	(42.5)	—	—	(42.5)
Issuance of shares under incentive stock plans	3,959	—	—	—	—	—
Stock-based compensation	—	3.4	—	—	—	3.4
Adjustment of noncontrolling interests in the operating partnership	—	—	7.0	—	—	7.0
Other (a)	14,936	0.4	—	3.2	(0.3)	3.3
Balance, September 30, 2023	148,287,338	$1,493.5	$295.1	$27.5	$16.2	$1,832.3

(a)    Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, pension and post-retirement benefit plans, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The nine months ended September 30, 2024 and September 30, 2023 also includes the redemption of 434,376 and 755,558 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2024 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2024	2023
Cash provided by operating activities:
Net income	$35.8	$49.3
Depreciation, depletion and amortization	106.7	114.3
Non-cash cost of land and improved development	19.2	20.2
Timber write-offs resulting from casualty events	—	2.3
Stock-based incentive compensation expense	12.0	10.2
Deferred income taxes	(4.2)	(2.9)
Other items to reconcile net income to cash provided by operating activities	6.1	7.8
Changes in working capital and other assets and liabilities	(1.8)	7.7
	173.8	208.9
Cash used for investing activities:
Capital expenditures	(53.2)	(53.1)
Real estate development investments	(19.1)	(18.8)
Purchase of timberlands	(3.6)	(14.0)
Other	1.1	6.2
	(74.8)	(79.7)
Cash used for financing activities:
Net decrease in debt	(60.0)	—
Dividends paid (a)	(158.1)	(127.6)
Distributions to noncontrolling interests in the operating partnership (b)	(2.2)	(2.3)
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	—	(0.1)
Distributions to noncontrolling interests in consolidated affiliates	(5.5)	—
Other	(4.1)	(4.2)
	(229.9)	(134.2)
Effect of exchange rate changes on cash and restricted cash	(0.3)	(0.8)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(131.2)	(5.8)
Balance, beginning of year	208.4	115.4
Balance, end of period	$77.2	$109.6
(a)The nine months ended September 30, 2024 includes an additional cash dividend of $0.20 per common share, totaling $29.8 million. The additional dividend was paid on January 12, 2024, to shareholders of record on December 29, 2023.
(b)The nine months ended September 30, 2024 includes an additional cash distribution of $0.20 per Redeemable Operating Partnership Unit, totaling $0.5 million. The additional distribution was paid on January 12, 2024, to holders of record on December 29, 2023.
D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
September 30, 2024 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Sales
Southern Timber	$62.0	$59.3	$64.0	$191.3	$204.1
Pacific Northwest Timber	27.2	24.3	29.3	76.7	96.1
New Zealand Timber	66.8	53.8	70.4	166.3	175.4
Real Estate	30.1	31.0	31.2	76.6	79.5
Trading	9.0	5.3	6.8	26.0	34.8
Intersegment Eliminations	(0.1)	—	(0.1)	(0.2)	(0.4)
Sales	$195.0	$173.6	$201.6	$536.7	$589.5

Operating income (loss)
Southern Timber	$19.8	$17.1	$18.6	$59.9	$62.6
Pacific Northwest Timber	0.8	(1.5)	(0.6)	(5.0)	(6.5)
New Zealand Timber	8.9	2.9	17.6	19.3	19.3
Real Estate	8.6	5.8	9.2	14.3	18.7
Trading	(0.1)	0.1	(0.1)	0.1	0.4
Corporate and Other	(10.5)	(12.0)	(9.4)	(32.3)	(28.3)
Operating income	$27.6	$12.4	$35.4	$56.3	$66.1

Pro forma operating income (loss) (a)
Southern Timber	$19.8	$17.1	$18.6	$59.9	$62.6
Pacific Northwest Timber	0.8	(1.5)	(0.6)	(5.0)	(6.5)
New Zealand Timber	8.9	2.9	17.6	19.3	21.6
Real Estate	8.6	5.8	9.2	14.3	18.7
Trading	(0.1)	0.1	(0.1)	0.1	0.4
Corporate and Other	(9.6)	(11.3)	(9.4)	(30.8)	(28.3)
Pro forma operating income	$28.5	$13.1	$35.4	$57.8	$68.4

Adjusted EBITDA (a)
Southern Timber	$37.9	$33.9	$37.8	$116.6	$124.2
Pacific Northwest Timber	8.7	5.9	7.8	19.3	21.7
New Zealand Timber	14.6	7.7	23.5	33.7	37.9
Real Estate	19.9	18.9	18.9	43.4	45.8
Trading	(0.1)	0.1	(0.1)	0.1	0.4
Corporate and Other	(9.2)	(10.9)	(9.0)	(29.4)	(27.1)
Adjusted EBITDA	$71.8	$55.7	$78.9	$183.7	$202.9
(a)Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2024 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Nine Months Ended
	September 30,	September 30,
	2024	2023
Cash Provided by Operating Activities	$173.8	$208.9
Working capital and other balance sheet changes	(5.3)	(20.6)
Net recovery on legal settlements (a)	(9.6)	(20.5)
Capital expenditures (b)	(53.2)	(53.1)
Cash Available for Distribution (c)	$105.7	$114.7

Net Income	$35.8	$49.3
Interest, net and miscellaneous income	24.0	35.5
Income tax (benefit) expense (d)	(0.3)	1.8
Depreciation, depletion and amortization	106.7	114.3
Non-cash cost of land and improved development	19.2	20.2
Non-operating income (e)	(3.3)	(20.5)
Costs related to disposition initiatives (f)	1.6	—
Timber write-offs resulting from casualty events (g)	—	2.3
Adjusted EBITDA (h)	$183.7	$202.9
Cash interest paid, net (i)	(19.4)	(30.4)
Cash taxes paid	(5.5)	(4.7)
Capital expenditures (b)	(53.2)	(53.1)
Cash Available for Distribution (c)	$105.7	$114.7

Cash Available for Distribution (c)	$105.7	$114.7
Real estate development investments	(19.1)	(18.8)
Cash Available for Distribution after real estate development investments	$86.6	$96.0

PRO FORMA NET INCOME (j):
	Three Months Ended						Nine Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023		September 30, 2024		September 30, 2023
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$28.8	$0.19	$1.9	$0.01	$19.2	$0.13	$32.0	$0.21	$46.6	$0.31
Net (recovery) cost on legal settlements (a)	(12.0)	(0.08)	1.1	0.01	—	—	(9.6)	(0.06)	(20.5)	(0.14)
Costs related to disposition initiatives (f)	0.9	0.01	0.7	—	—	—	1.6	0.01	—	—
Pension settlement charges, net of tax (k)	0.3	—	—	—	—	—	4.8	0.03	—	—
Timber write-offs resulting from casualty events (g)	—	—	—	—	—	—	—	—	2.3	0.02
Pro forma net income adjustments attributable to noncontrolling interests (l)	0.1	—	—	—	—	—	—	—	(0.2)	—
Pro Forma Net Income	$18.1	$0.12	$3.7	$0.02	$19.2	$0.13	$28.8	$0.19	$28.2	$0.19

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (m) (h):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2024
Operating income (loss)	$19.8	$0.8	$8.9	$8.6	($0.1)	($10.5)	$27.6
Costs related to disposition initiatives (f)	—	—	—	—	—	0.9	0.9
Pro forma operating income (loss)	$19.8	$0.8	$8.9	$8.6	($0.1)	($9.6)	$28.5
Depreciation, depletion and amortization	18.1	7.8	5.6	1.5	—	0.4	33.5
Non-cash cost of land and improved development	—	—	—	9.8	—	—	9.8
Adjusted EBITDA	$37.9	$8.7	$14.6	$19.9	($0.1)	($9.2)	$71.8

June 30, 2024
Operating income (loss)	$17.1	($1.5)	$2.9	$5.8	$0.1	($12.0)	$12.4
Costs related to disposition initiatives (f)	—	—	—	—	—	0.7	0.7
Pro forma operating income (loss)	$17.1	($1.5)	$2.9	$5.8	$0.1	($11.3)	$13.1
Depreciation, depletion and amortization	16.8	7.4	4.8	6.7	—	0.4	36.1
Non-cash cost of land and improved development	—	—	—	6.4	—	—	6.4
Adjusted EBITDA	$33.9	$5.9	$7.7	$18.9	$0.1	($10.9)	$55.7

September 30, 2023
Operating income (loss)	$18.6	($0.6)	$17.6	$9.2	($0.1)	($9.4)	$35.4
Depreciation, depletion and amortization	19.2	8.3	6.0	3.1	—	0.4	37.0
Non-cash cost of land and improved development	—	—	—	6.6	—	—	6.6
Adjusted EBITDA	$37.8	$7.8	$23.5	$18.9	($0.1)	($9.0)	$78.9

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (m) (h):

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2024
Operating income (loss)	$59.9	($5.0)	$19.3	$14.3	$0.1	($32.3)	$56.3
Costs related to disposition initiatives (f)	—	—	—	—	—	1.6	1.6
Pro forma operating income (loss)	$59.9	($5.0)	$19.3	$14.3	$0.1	($30.8)	$57.8
Depreciation, depletion and amortization	56.7	24.3	14.5	9.9	—	1.3	106.7
Non-cash cost of land and improved development	—	—	—	19.2	—	—	19.2
Adjusted EBITDA	$116.6	$19.3	$33.7	$43.4	$0.1	($29.4)	$183.7

September 30, 2023
Operating income (loss)	$62.6	($6.5)	$19.3	$18.7	$0.4	($28.3)	$66.1
Timber write-offs resulting from casualty events (g)	—	—	2.3	—	—	—	2.3
Pro forma operating income (loss)	$62.6	($6.5)	$21.6	$18.7	$0.4	($28.3)	$68.4
Depreciation, depletion and amortization	61.6	28.2	16.3	6.8	—	1.3	114.3
Non-cash cost of land and improved development	—	—	—	20.2	—	—	20.2
Adjusted EBITDA	$124.2	$21.7	$37.9	$45.8	$0.4	($27.1)	$202.9

(a)“Net (recovery) cost on legal settlements” reflects the net (gain) loss from litigation regarding insurance claims.
(b)“Capital expenditures” exclude timberland acquisitions of $3.6 million and $14.0 million during the nine months ended September 30, 2024 and September 30, 2023, respectively.
(c)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)The nine months ended September 30, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(e)The nine months ended September 30, 2024 includes $9.6 million of net recoveries associated with legal settlements, which is partially offset by $6.0 million of pension settlement charges. The nine months ended September 30, 2023 includes $20.5 million of net recoveries associated with legal settlements.
(f)“Costs related to disposition initiatives” include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
F

(g)“Timber write-offs resulting from casualty events” includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(h)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income, costs related to disposition initiatives, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(i)“Cash interest paid, net” is presented net of patronage refunds received of $8.3 million and $6.2 million during the nine months ended September 30, 2024 and September 30, 2023, respectively. In addition, cash interest paid, net is presented net of cash interest received of $5.5 million and $1.2 million during the nine months ended September 30, 2024 and September 30, 2023, respectively.
(j)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net (recoveries) costs associated with legal settlements, costs related to disposition initiatives, pension settlement charges, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(k)“Pension settlement charges, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s pension plans.
(l)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(m)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for costs related to disposition initiatives, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
September 30, 2024 (unaudited)

ADJUSTED EBITDA GUIDANCE (a):

	Prior 2024 Guidance			Revised 2024 Guidance			Year-to-Date Results
	Low		High	Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income	$66.1	-	$87.4	$351.7	-	$367.6	$35.8
Less: Net income attributable to noncontrolling interests	(5.3)	-	(6.3)	(3.9)	-	(4.0)	(3.3)
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.9)	-	(1.3)	(4.6)	-	(4.8)	(0.5)
Net income attributable to Rayonier Inc.	$59.9	-	$79.8	$343.2	-	$358.8	$32.0
Add: Pension settlement charges, net of tax (b)	—	-	—	4.8	-	4.8	4.8
Add: Costs related to disposition initiatives (c)	—	-	—	1.6	-	1.6	1.6
Less: Net recovery on legal settlements (d)	—	-	—	(9.6)	-	(9.6)	(9.6)
Less: Large Dispositions (e)	—	-	—	(290.0)	-	(300.0)	—
Add: Pro forma net income adjustments attributable to noncontrolling interests (f)	—	-	—	3.9	-	4.0	—
Pro Forma Net Income (g)	$59.9	-	$79.8	$53.9	-	$59.6	$28.8

Interest expense, net	37.7	-	38.2	37.8	-	38.3	29.6
Interest and other miscellaneous income, net	(5.5)	-	(6.0)	(8.2)	-	(8.9)	(5.2)
Income tax expense	7.7	-	9.4	6.9	-	7.2	0.9
Depreciation, depletion and amortization	150.0	-	159.0	140.0	-	144.0	106.7
Non-cash cost of land and improved development	34.0	-	37.0	40.0	-	45.0	19.2
Net income attributable to noncontrolling interests	6.2	-	7.6	4.6	-	4.8	3.8
Adjusted EBITDA	$290.0	-	$325.0	$275.0	-	$290.0	$183.7

Diluted Earnings per Share	$0.40	-	$0.54	$2.30	-	$2.40	$0.21

Pro forma Diluted Earnings per Share	$0.40	-	$0.54	$0.36	-	$0.40	$0.19
(a)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company's ongoing operating results.
(b)“Pension settlement charges, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s pension plans.
(c)“Costs related to disposition initiatives” include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
(d)“Net recovery on legal settlements” reflects the net gain from litigation regarding insurance claims.
(e)“Large Dispositions” are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.
(f)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(g)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net recoveries associated with legal settlements, costs related to disposition initiatives, pension settlement charges and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

G